Exhibit 99.1

1-800-FLOWERS.COM, Inc.® Completes Its Acquisition of PersonalizationMall.com®

●	Acquisition adds a leading online retailer of personalized products to the Company’s unique business platform that focuses on inspiring more human expression, connection, and celebration.

Carle Place, NY, August 3, 2020 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) (the “Company”), a leading provider of gifts designed to help customers express, connect and celebrate, today announced that it has completed its acquisition of PersonalizationMall.com®, a leading ecommerce provider of personalized products that offers thousands of products available with a broad range of innovative personalization options.

Chris McCann, CEO, 1-800-FLOWERS.COM, Inc., said, “The addition of PersonalizationMall.com to our unique business platform, including our all-star family of brands, significantly enhances our ability to help our customers engage and stay connected with the important people in their lives. Like our leading brand positions in Gourmet Food and Flowers, the broad assortment of products and customization processes offered by PersonalizationMall.com makes it a leader in the growing market for personalized gifts.”

McCann noted that the addition of PersonalizationMall.com will increase the Company’s annual revenue run rate to more than $1.6 billion. “We expect PersonalizationMall.com to be accretive to our results for fiscal 2021 and we look forward to building on this base to grow our top and bottom-line results in the years ahead,” he said.

The Company used a combination of cash on its balance sheet and its existing credit facility to fund the $245.0 million purchase (subject to certain working capital and other adjustments). PersonalizationMall.com, LLC will operate as a wholly owned subsidiary of 1-800-FLOWERS.COM, Inc.

In connection with the previously executed settlement agreement, the parties’ counsel have executed a Stipulation and Proposed Order of Dismissal, which is expected to be filed one business day after closing and will result in the voluntary dismissal with prejudice of the litigation relating to the transaction.

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1-800-FLOWERS.COM® Completes Its Acquisition of PersonalizationMall.com, press release page 2:

The acquisition provides 1-800-FLOWERS.COM, Inc. with several complementary and leverageable assets, including:
●	A newly renovated, leased 360,000 square foot state-of-the-art production and distribution facility;
●	A large customer database, consisting of both consumers and corporate accounts, and;
●	An innovative and motivated product development, sourcing, merchandising and marketing team.

The extensive product offering of PersonalizationMall.com includes a wide variety of personalization processes such as sublimation, embroidery, digital printing, engraving and sandblasting. PersonalizationMall.com provides an industry-leading customer experience based on a fully integrated business platform that includes a highly automated personalization process and rapid order fulfillment.

Citigroup Global Markets, Inc. served as exclusive financial advisor and Cahill Gordon & Reindel LLP served as legal counsel to 1-800-FLOWERS.COM, Inc. on the acquisition of PersonalizationMall.com.

About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s Celebrations Ecosystem features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠, Simply Chocolate® and Goodsey®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral service provider offering a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid-Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

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Special Note Regarding Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent the Company’s current expectations or beliefs include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases.  These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to the Company’s guidance for PersonalizationMall.com to be accretive to the Company’s results in fiscal 2021 and its ability to increase its annual revenue run rate to more than $1.6 billion; the Company’s ability to successfully integrate

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1-800-FLOWERS.COM® Completes Its Acquisition of PersonalizationMall.com, press release page 3:

PersonalizationMall.com and drive top and bottom-line growth; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; and the impact of the Covid-19 pandemic on the Company and PersonalizationMall.com. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com